Exhibit 99.1

FOR IMMEDIATE RELEASE
CKX, INC.

	Media Contact:	Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182
Robert F.X. Sillerman and Simon Fuller
to Take CKX Private and
Spin off Shares in Location-Based Entertainment Company
to Stockholders
CKX Stockholders to Receive $13.75 Per Share in Cash,
and Continued Participation in
Elvis Presley- and Muhammad Ali-Based Real Estate Projects
New York — June 1, 2007 CKX, Inc. (NASDAQ: CKXE), announced today that it entered into a series of transactions that will result in the sale of the Company at a price of $13.75 per share in cash and the distribution to CKX stockholders of shares in FX Luxury Realty, LLC, an affiliate of Robert F.X. Sillerman that has significant real estate interests in Las Vegas and has entered into licenses to use certain intellectual property rights of CKX associated with Elvis Presley and Muhammad Ali in the development of real estate and attraction based projects.
The sale transaction and distribution of shares in FX Luxury Realty are intended to allow CKX stockholders to receive a cash return on their CKX investment while continuing to share directly in the exploitation of CKX’s Elvis Presley and Muhammad Ali assets through FX Luxury Realty’s real estate projects, which are expected to include Elvis Presley- and Muhammad Ali-themed attractions as well as FX Luxury Realty’s other real estate ventures.
As a result of the merger transaction and the FX Luxury Realty stock distribution, CKX stockholders will receive the $13.75 cash merger consideration and a share of stock in FX Luxury Realty for each share of CKX common stock that they hold.
The sale of CKX will be accomplished through a merger with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX. 19X has informed CKX that it expects to finance the acquisition of CKX through a combination of equity and debt financing, with Mr. Sillerman and Mr. Fuller, as well as other members of senior management, providing a substantial portion of the equity commitment.

The merger agreement contains a 45-day “go-shop” provision pursuant to which CKX will, acting through a special committee of independent directors and its financial advisor, solicit competing proposals. During the “go shop” period no termination fee would be payable to 19X. The merger agreement does not contain a financing contingency. Mr. Sillerman, Mr. Fuller and members of senior management have agreed to vote their shares in favor of certain competing offers that the special committee deems more favorable, from a financial point of view.
Commenting on the series of transactions, Mr. Sillerman said, “After two successful years of developing and exploiting the assets we have acquired, during which time we have seen tremendous year over year growth, we have come to realize that there is a substantial opportunity to capitalize on the Elvis Presley and Muhammad Ali assets in real estate and location-based attractions. However, the pursuit of these opportunities would require a significant investment of capital, which could hinder our ability to grow the core area of our business and which is not consistent with the business plan that we have always described to our stockholders. As a result, we thought it best to provide our stockholders a capital realization opportunity as well as the opportunity to participate in a new public company that will develop real estate and location-based projects that exploit CKX’s iconic intellectual property content. We believe that the transactions that we announced today accomplish that goal.”
Mr. Fuller added, “I am extremely proud of what we have accomplished and am looking forward so much to continuing to work with Bob building the amazing assets that we have in Idol, Elvis Presley, Muhammad Ali and the Beckhams. I believe this transaction provides the best way to maximize the value we have created.”
Also on June 1, 2007, CKX acquired 50 percent of FX Luxury Realty LLC for cash consideration of $100 million. The distribution by CKX to its stockholders of half of CKX’s interests in FX Luxury Realty is a condition to the closing of the merger transaction.
FX Luxury Realty is co-owned by Flag Luxury Properties LLC, a real estate development company and an affiliate of Mr. Sillerman. FX Luxury Realty indirectly owns 50 percent of approximately 18 contiguous acres of land on Las Vegas Boulevard in Las Vegas, Nevada and has entered into a binding agreement to acquire the other 50 percent of this property for $180 million. FX Luxury Realty intends to pursue a retail, hotel, casino, commercial and residential development project on the Las Vegas property. Additionally, FX Luxury Realty is part of a control group that owns approximately 13 percent of Riviera Holdings Corporation (AMEX: RIV), a company that owns and operates the Riviera Hotel & Casino in Las Vegas, and has recently made an offer to the board of directors of Riviera Holdings Corp of $34 per share for the remaining outstanding shares of Riviera Holdings Corp common stock.
Simultaneous with making the investment in FX Luxury Realty, CKX, though its subsidiaries Elvis Presley Enterprises, Inc. and Muhammad Ali Enterprises LLC, entered into license agreements with FX Luxury Realty granting FX Luxury Realty the right to use certain intellectual property rights associated with Elvis Presley and Muhammad Ali in the development of real estate and attraction-based projects, including Elvis Presley-themed hotels, casinos and lounges and Muhammad Ali-themed hotels and retreat centers.
All of these transactions were approved by a unanimous vote of the independent members of CKX’s board of directors who serve on a special committee of the board of directors. Houlihan, Lokey, Howard & Zukin acted as financial advisor to the special committee and has issued an opinion to the CKX board of directors stating that the merger consideration is fair to unaffiliated CKX stockholders from a financial point of view and that the investment in FX Luxury Realty is fair to unaffiliated CKX stockholders from a financial point of view.
19X was advised by Credit Suisse on this transaction.
For more detailed information on the transactions see our Current Report on Form 8-K, which was filed today and may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. CKX plans to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
This communication is being made in respect of the proposed merger transaction involving CKX and 19X. In connection with the proposed merger, CKX will file with the Securities and Exchange Commission (SEC) a proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3. BEFORE MAKING A VOTING DECISION ABOUT THE PROPOSED TRANSACTION INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13e-3 AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX (when available) at the SEC’s Web site at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on the Company’s website at http://www.ckx.com.
CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of the CKX’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.
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